Exhibit 8.1

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858

, 2012	direct dial 202 508 5854 direct fax 202 585 0904 vcangelosi@kilpatricktownsend.com

Board of Directors

Meetinghouse Bancorp, Inc.

Meetinghouse Bank

2250 Dorchester Avenue

Dorchester, Massachusetts 02124

Re:                       Federal Income Tax Opinion Relating to the Proposed Conversion of Meetinghouse Bank from a Massachusetts-Chartered Mutual Co-operative Bank to a Massachusetts-Chartered Stock Co-operative Bank

Ladies and Gentlemen:

You have asked for our opinion regarding the material federal income tax consequences of the proposed conversion of Meetinghouse Bank from a Massachusetts-chartered mutual cooperative bank to a Massachusetts-chartered stock cooperative bank (the “Converted Bank”) and the acquisition of the Converted Bank’s capital stock by Meetinghouse Bancorp, Inc., a Maryland corporation, pursuant to a plan of conversion initially adopted by the Board of Directors of Meetinghouse Bank on January 17, 2012 (the “Plan of Conversion”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Conversion and of such corporate records of the parties to the conversion as we have deemed appropriate.  We have also relied upon, without independent verification, the representations of Meetinghouse Bank and Meetinghouse Bancorp, Inc. contained in their letter to us dated as of the date hereof.  We have assumed that such representations are true and that the parties to the conversion will act in accordance with the Plan of Conversion.  In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

We have assumed that the conversion contemplated by the Plan of Conversion will be consummated in accordance therewith and as described in the prospectus included as part of the Registration Statement on Form S-1 filed by Meetinghouse Bancorp, Inc.

ATLANTA   AUGUSTA   CHARLOTTE   DENVER   DUBAI   NEW YORK   OAKLAND   PALO ALTO   RALEIGH   SAN DIEGO   SAN FRANCISCO   SEATTLE   STOCKHOLM   TAIPEI   TOKYO   WALNUT CREEK   WASHINGTON, DC   WINSTON-SALEM

Board of Directors

Meetinghouse Bancorp, Inc.

Meetinghouse Bank

                   , 2012

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and similar guidance issued by the Internal Revenue Service (the “IRS”) under the Code.  Changes in the tax laws could affect the continued validity of the opinions expressed below.  Furthermore, there can be no assurance that the opinions expressed herein would be adopted by the IRS or a court of law.  We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

1.                                    The conversion of Meetinghouse Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78), and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Meetinghouse Bank by reason of such conversion.

2.                                    No gain or loss will be recognized by Meetinghouse Bancorp, Inc. upon the sale of shares of common stock in the Offering (Section 1032(a) of the Code).

3.                                    No gain or loss will be recognized by account holders of Meetinghouse Bank upon the issuance to them of accounts in the Converted Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Meetinghouse Bank plus interests in the liquidation account in the Converted Bank (Section 354(a) of the Code).

4.                                    It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Meetinghouse Bancorp, Inc. to be issued to Eligible Account Holders and Supplemental Eligible Account Holders is zero (the “Subscription Rights”), and, accordingly, that no income will be realized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

5.                                    It is more likely than not that the tax basis to the holders of shares of common stock purchased in the Offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Offering (Section 1223(5) of the Code).

Board of Directors

Meetinghouse Bancorp, Inc.

Meetinghouse Bank

                   , 2012

6.                                    The holding period for shares of common stock purchased in the Community Offering or Syndicated Community Offering will begin on the day after the date of the purchase (Rev. Rul. 70-598, 1970-2 C.B. 168).

The opinions set forth in 4 and 5 above are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances.  The IRS will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value.  The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Meetinghouse Bancorp, Inc. common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the conversion or of any transaction related thereto or contemplated by the Plan of Conversion.  This opinion may not be referred to in any document without our express written consent.  We consent to the filing of this opinion as an exhibit to the Application for Conversion filed with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation and as an exhibit to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, all filed in connection with the conversion, and to reference to our firm and to this opinion in the prospectus included in both the Registration Statement on Form S-1 and the Application for Conversion under the headings “The Conversion and Stock Offering—Material Income Tax Consequences” and “Legal and Tax Opinions.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:
Victor L. Cangelosi, a Partner